Exhibit 10.1

The Honorable Benjamin H. Settle

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF WASHINGTON

AT TACOMA

IN RE BARRETT BUSINESS SERVICES SECURITIES LITIGATION
Case No. 14-cv-5884-BHS

CLASS ACTION
This Document Relates To:
ALL ACTIONS.	STIPULATION AND AGREEMENT of settlement

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS)	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

This Stipulation and Agreement of Settlement (the “Stipulation”) is entered into between (a) Lead Plaintiff Painters & Allied Trades District Council No. 35 Pension and Annuity Funds (“Lead Plaintiff” or “Painters Funds”) and named plaintiff Bakers Local No. 433 Pension Fund (“Bakers Fund”) (together with Lead Plaintiff, “Plaintiffs”), on behalf of themselves and the Settlement Class (defined below); and (b) defendant Barrett Business Services, Inc. (“Barrett”), and defendants Michael L. Elich (“Elich”) and James D. Miller (“Miller”) (together, “Individual Defendants”; with Barrett, “Defendants”), and embodies the terms and conditions of the settlement of the above-captioned action (the “Action”).1 Subject to the approval of the Court and the terms and conditions expressly provided herein, this Stipulation is intended to fully, finally and forever compromise, settle, release, resolve, and dismiss with prejudice the Action and all claims asserted therein against Defendants.

WHEREAS:

A.           Beginning on November 6, 2014, three class action complaints were filed in the United States District Court for the Western District of Washington (the “Court”), styled Arciaga v. Barrett Business Services, Inc., Case No. C14-5884 BHS; Carnes v. Barrett Business Services, Inc., Case No. C14-5903 BHS; and Stein v. Barrett Business Services, Inc., Case No. C14-5912 BHS.

B.            By Order dated February 25, 2015, the Court ordered that the cases be consolidated and recaptioned as In re Barrett Business Services Securities Litigation, Cause No. C14-5884 BHS; appointed the Painters Funds as Lead Plaintiff for the consolidated action; and approved Lead Plaintiff’s selection of Bernstein Litowitz Berger & Grossmann LLP as Lead Counsel for the class.

[1]	All terms with initial capitalization not otherwise defined herein shall have the meanings ascribed to them in ¶ 1 herein.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 1	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

C.           On April 29, 2015, Plaintiffs filed the Consolidated Amended Complaint (“Consolidated Complaint”) asserting claims against all Defendants under Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder, and against the Individual Defendants under Section 20(a) of the Exchange Act, on behalf of a class of persons who purchased or acquired Barrett common stock between February 12, 2013, and October 28, 2014, inclusive. Among other things, the Consolidated Complaint alleged that Defendants made materially false and misleading statements about Barrett’s workers’ compensation reserve. The Consolidated Complaint further alleged that the price of Barrett stock was artificially inflated as a result of Defendants’ allegedly false and misleading statements, and declined when the truth was revealed.

D.           On June 12, 2015, Defendants filed a motion to dismiss the Consolidated Complaint and a motion for judicial notice. On July 29, 2015, Plaintiffs filed their papers in opposition and, on August 21, 2015, Defendants filed their reply papers.

E.            On November 23, 2015, the Court granted Plaintiffs’ unopposed motion for leave to file an amended complaint in light of new information disclosed in the Company’s Form 8-K filed with the SEC on November 9, 2015. On November 23, 2015, Plaintiffs filed the First Amended Consolidated Class Action Complaint (“First Amended Complaint”). The First Amended Complaint, like the Consolidated Complaint, asserted claims against all Defendants under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and against the Individual Defendants under Section 20(a) of the Exchange Act. The Complaint alleged claims substantially similar to those alleged in the Consolidated Complaint but also included allegations based on new information revealed after the filing of the Consolidated Complaint.

F.            On February 16, 2016, Defendants filed motions to dismiss the First Amended Complaint and a motion for judicial notice.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 2	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

G.           On March 21, 2016, the Court granted Plaintiffs’ unopposed motion for leave to file an amended complaint in light of new information alleged, including that Barrett would have to restate three years of financial statements, that its Chief Financial Officer had made a series of unsupported journal entries in 2013 that affected Barrett's reported workers' compensation expense, and that it had terminated its Chief Financial Officer. The same day, March 21, 2016, Plaintiffs filed the Second Amended Consolidated Class Action Complaint (the “Second Amended Complaint” or “Complaint”), alleging Section 10(b) claims against all Defendants and Section 20(a) claims against the Individual Defendants, on behalf of a class of persons who purchased or otherwise acquired Barrett common stock between February 12, 2013, and March 9, 2016, inclusive.

H.           On May 23, 2016, Defendants filed motions to dismiss the Complaint and a motion for judicial notice. Plaintiffs filed their opposition on June 27, 2016, and Defendants filed their reply briefs on July 25, 2016. The motions to dismiss were fully briefed when the Settlement was reached.

I.             On January 5, 2016, and June 30, 2016, the Parties participated in in-person all-day mediation sessions before an experienced mediator, Jed D. Melnick, Esq. of JAMS ADR. In advance of each session, the Parties exchanged and submitted to Mediator Melnick detailed mediation statements and exhibits, which addressed the issues of liability and damages. Both sessions ended without any agreement being reached.

J.             Over the course of the next few months following the second mediation, Mediator Melnick conducted further discussions with the Parties in attempts to reach a resolution. Mediator Melnick ultimately made a Mediator’s Recommendation to settle the case for $12 million in cash, which the Parties separately accepted on September 2, 2016, subject to certain terms and conditions and the execution of a customary “long form” stipulation and agreement of settlement and related papers.

K.           This Stipulation (together with the exhibits hereto) reflects the final and binding agreement between the Parties.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 3	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

L.            Based upon their investigation, prosecution and mediation of the case, Plaintiffs and Lead Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Plaintiffs and the other members of the Settlement Class, and in their best interests. Based on Plaintiffs’ oversight of the prosecution of this matter and with the advice of its counsel, Plaintiffs have agreed to settle and release the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after considering, among other things: (a) the substantial financial benefit that Plaintiffs and the other members of the Settlement Class will receive under the proposed Settlement; and (b) the significant risks and costs of continued litigation and trial.

M.          This Stipulation constitutes a compromise of matters that are in dispute between the Parties. Defendants are entering into this Stipulation solely to eliminate the uncertainty, burden and expense of further protracted litigation. Each of the Defendants denies any wrongdoing, and this Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any of the Defendants with respect to any claim or allegation of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have, or could have, asserted. The Defendants expressly deny that Plaintiffs have asserted any valid claims as to any of them, and expressly deny any and all allegations of fault, liability, wrongdoing or damages whatsoever. Similarly, this Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Plaintiff of any infirmity in any of the claims asserted in the Action, or an admission or concession that any of the Defendants’ defenses to liability have any merit. Each of the Parties recognizes and acknowledges, however, that the Action has been initiated, filed and prosecuted by Plaintiffs in good faith and defended by Defendants in good faith, that the Action is being voluntarily settled with the advice of counsel, and that the terms of the Settlement are fair, adequate and reasonable.

NOW THEREFORE, it is hereby STIPULATED AND AGREED, by and among Plaintiffs (individually and on behalf of all other members of the Settlement Class) and Defendants, by and through their respective undersigned attorneys and subject to the approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, that, in consideration of the benefits flowing to the Parties from the Settlement, all Released Plaintiffs’ Claims as against the Defendants’ Releasees and all Released Defendants’ Claims as against the Plaintiffs’ Releasees shall be settled and released, upon and subject to the terms and conditions set forth below.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 4	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

DEFINITIONS

1.            As used in this Stipulation and any exhibits attached hereto and made a part hereof, the following capitalized terms shall have the following meanings:

(a)            “Action” means the consolidated securities class action in the matter styled In re Barrett Business Services Securities Litigation, Cause No. C14-5884BHS (W.D. Wash.), and includes all actions consolidated therein.

(b)            “Alternate Judgment” means a form of final judgment that may be entered by the Court herein but in a form other than the form of Judgment provided for in this Stipulation.

(c)            “Authorized Claimant” means a Settlement Class Member who submits a Proof of Claim Form to the Claims Administrator that is approved by the Court for payment from the Net Settlement Fund.

(d)            “Barrett” or the “Company” means Barrett Business Services, Inc.

(e)            “Cause of Action” means all claims and causes of action of every nature and description, including all proceedings, judgments, suits, damages, demands (whether written or oral), agreements, promises, liabilities, controversies, costs, expenses, attorneys’ fees and losses of any sort whatsoever, whether in law or in equity, and whether based on any federal, state or foreign statutory or common-law right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or Unknown Claims, accrued or not accrued, including without limitation claims for violation of the Exchange Act (including but not limited to Sections 10(b), violations of Securities and Exchange Commission rules (including but not limited to Rule 10b-5), and negligence.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 5	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(f)            “Claim” means a Proof of Claim Form submitted to the Claims Administrator.

(g)            “Claim Form” or “Proof of Claim Form” means the form, substantially in the form attached hereto as Exhibit 2 to Exhibit A, that a Claimant or Settlement Class Member must complete and submit should that Claimant or Settlement Class Member seek to share in a distribution of the Net Settlement Fund.

(h)            “Claimant” means a person or entity who or which submits a Claim Form to the Claims Administrator seeking to be eligible to share in the proceeds of the Settlement Fund.

(i)            “Claims Administrator” means the firm retained by Plaintiffs and Lead Counsel, subject to approval of the Court, to provide all notices approved by the Court to potential Settlement Class Members and to administer the Settlement.

(j)            “Class Distribution Order” means an order entered by the Court authorizing and directing that the Net Settlement Fund be distributed, in whole or in part, to Authorized Claimants.

(k)            “Complaint” or “Second Amended Complaint” means the Second Amended Consolidated Class Action Complaint filed by Plaintiffs in the Action on March 21, 2016.

(l)            “Court” means the United States District Court for the Western District of Washington.

(m)           “Defendants” means Barrett and the Individual Defendants.

(n)            “Defendants’ Counsel” means Miller Nash Graham & Dunn LLP; Hillis Clark Martin & Peterson P.S.; Janet Hoffman & Associates LLC; Groff Murphy PLLC; and Covington & Burling LLP.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 6	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(o)            “Defendants’ Releasees” means (i) each of the Defendants, (ii) each Defendant’s current and former officers, directors, agents, parents, affiliates, subsidiaries, successors, predecessors, accountants, actuaries, auditors, consultants, assigns, assignees, employees, and attorneys, in their capacities as such, (iii) each Individual Defendant’s Immediate Family members, estates, heirs, executors, beneficiaries, trusts and trustees, in their capacities as such, and (iv) any insurance carriers of any or all of the foregoing, in their capacities as such.

(p)            “Effective Date” with respect to the Settlement means the first date by which all of the events and conditions specified in ¶ 31 of this Stipulation have been met and have occurred or have been waived.

(q)            “Escrow Account” means an account maintained at Valley National Bank wherein the Settlement Amount shall be deposited and held in escrow under the control of Lead Counsel.

(r)            “Escrow Agent” means Valley National Bank.

(s)            “Escrow Agreement” means the agreement between Lead Counsel and the Escrow Agent setting forth the terms under which the Escrow Agent shall maintain the Escrow Account.

(t)            “Excluded Claims” means (i) any ERISA or derivative claims, including claims asserted in Salinas v. Barrett Business Services, Inc., Case No. 24C15003178 (Md. Cir. Ct.), and (ii) any claims of any person or entity who or which submits a request for exclusion that is accepted by the Court.

(u)            “Final,” with respect to the Judgment or, if applicable, the Alternate Judgment, or any other court order, means: (i) if no appeal is filed, the expiration date of the time provided for filing or noticing any appeal under the Federal Rules of Appellate Procedure, i.e., thirty (30) days after entry of the judgment or order; or (ii) if there is an appeal from the judgment or order, (a) the date of final dismissal of all such appeals, or the final dismissal of any proceeding on certiorari or otherwise, or (b) the date the judgment or order is finally affirmed on an appeal, the expiration of the time to file a petition for a writ of certiorari or other form of review, or the denial of a writ of certiorari or other form of review, and, if certiorari or other form of review is granted, the date of final affirmance following review pursuant to that grant. However, any appeal or proceeding seeking subsequent judicial review pertaining solely to an order issued with respect to (i) attorneys’ fees, costs or expenses, or (ii) the plan of allocation of Settlement proceeds (as submitted or subsequently modified), shall not in any way delay or preclude a judgment from becoming Final.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 7	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(v)            “Immediate Family” means children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law. As used in this paragraph, “spouse” shall mean a husband, a wife, or a partner in a state-recognized domestic relationship or civil union.

(w)           “Individual Defendants” means Michael L. Elich and James D. Miller.

(x)            “Judgment” means the final judgment, substantially in the form attached hereto as Exhibit B, to be entered by the Court approving the Settlement.

(y)            “Lead Counsel” means the law firm of Bernstein Litowitz Berger & Grossmann LLP.

(z)            “Lead Plaintiff” or “Painters Funds” means the Painters & Allied Trades District Council No. 35 Pension and Annuity Funds.

(aa)          “Litigation Expenses” means costs and expenses incurred in connection with commencing, prosecuting and settling the Action (which may include the costs and expenses of Plaintiffs directly related to their representation of the Settlement Class), for which Lead Counsel intends to apply to the Court for reimbursement from the Settlement Fund.

(bb)         “Net Settlement Fund” means the Settlement Fund less: (i) any Taxes; (ii) any Notice and Administration Costs; (iii) any Litigation Expenses awarded by the Court; and (iv) any attorneys’ fees awarded by the Court.

(cc)          “Notice” means the Notice of (I) Pendency of Class Action, Certification of Settlement Class, and Proposed Settlement; (II) Settlement Fairness Hearing; and (III) Motion for an Award of Attorneys’ Fees and Reimbursement of Litigation Expenses, substantially in the form attached hereto as Exhibit 1 to Exhibit A, which is to be mailed to Settlement Class Members.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 8	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(dd)         “Notice and Administration Costs” means the costs, fees and expenses that are incurred by the Claims Administrator and/or Lead Counsel in connection with: (i) providing notices to the Settlement Class; and (ii) administering the Settlement, including but not limited to the Claims process, as well as the costs, fees and expenses incurred in connection with the Escrow Account.

(ee)           “Officer” means any officer as that term is defined in Exchange Act Rule 16a-1(f).

(ff)            “Parties” means Defendants and Plaintiffs, on behalf of themselves and the Settlement Class.

(gg)          “Plaintiffs” means Lead Plaintiff Painters Funds and named plaintiff Bakers Local No. 433 Pension Fund (“Bakers Fund”).

(hh)         “Plaintiffs’ Counsel” means Lead Counsel and all other legal counsel who, at the direction and under the supervision of Lead Counsel, performed services on behalf of the Settlement Class in the Action.

(ii)            “Plaintiffs’ Releasees” means Plaintiffs, their respective attorneys, and all other Settlement Class Members, and their respective current and former officers, directors, agents, parents, affiliates, subsidiaries, successors, predecessors, assigns, assignees, employees, and attorneys, in their capacities as such.

(jj)            “Plan of Allocation” means the proposed plan of allocation of the Net Settlement Fund set forth in the Notice.

(kk)          “Preliminary Approval Order” means the order, substantially in the form attached hereto as Exhibit A, to be entered by the Court preliminarily approving the Settlement and directing that notice of the Settlement be provided to the Settlement Class.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 9	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(ll)           “PSLRA” means the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4, as amended.

(mm)       “Released Claims” means all Released Defendants’ Claims and all Released Plaintiffs’ Claims.

(nn)         “Released Defendants’ Claims” means all Causes of Action of every nature and description, whether known claims or Unknown Claims, whether arising under federal, state, common or foreign law, that arise out of or relate in any way to the institution, prosecution, or settlement of the claims asserted in the Action against the Defendants. Released Defendants’ Claims do not include any claims relating to the enforcement of the Settlement or any claims against any person or entity who or which submits a request for exclusion from the Settlement Class that is accepted by the Court.

(oo)         “Released Plaintiffs’ Claims” means all Causes of Action that Plaintiffs or any other member of the Settlement Class: (i) asserted in the Complaint or in any petition or complaint filed in any action consolidated into the Action as of the Effective Date; or (ii) could have asserted in any forum against any of the Defendants or other Defendants’ Releasees that arise out of or are based upon the allegations, transactions, facts, matters or occurrences, representations, disclosures, or omissions involved, set forth, or referred to in the Complaint and that relate to the purchase of Barrett common stock during the Settlement Class Period. Released Plaintiffs’ Claims do not include: (i) any claims relating to the enforcement of the Settlement; (ii) any Excluded Claims; and (iii) any claims of any person or entity who or which submits a request for exclusion that is accepted by the Court.

(pp)         “Releasee(s)” means each and any of the Defendants’ Releasees and each and any of the Plaintiffs’ Releasees.

(qq)         “Releases” means the releases set forth in ¶¶ 5-6 of this Stipulation.

(rr)           “Settlement” means the settlement between Plaintiffs and Defendants on the terms and conditions set forth in this Stipulation.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 10	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(ss)          “Settlement Amount” means twelve million U.S. Dollars ($12,000,000.00) in cash.

(tt)           “Settlement Class” means all persons and entities who purchased or otherwise acquired Barrett common stock between February 12, 2013, and March 9, 2016, inclusive, and were damaged thereby. Excluded from the Settlement Class are Defendants; members of the Immediate Family of each of the Individual Defendants; the Officers and/or directors of Barrett during the Settlement Class Period; any person, firm, trust, corporation, Officer, director or other individual or entity in which any Defendant has or had a controlling interest during the Settlement Class Period or which is or was related to or affiliated with any of the Defendants during the Settlement Class Period; and the legal representatives, agents, affiliates, heirs, successors-in-interest or assigns of any such excluded party. Also excluded from the Settlement Class are any persons and entities who or which exclude themselves by submitting a request for exclusion that is accepted by the Court.

(uu)         “Settlement Class Member” means each person and entity who or which is a member of the Settlement Class.

(vv)         “Settlement Class Period” means the period between February 12, 2013, and March 9, 2016, inclusive.

(ww)        “Settlement Fund” means the Settlement Amount plus any and all interest earned thereon.

(xx)          “Settlement Hearing” means the hearing set by the Court under Rule 23(e)(2) of the Federal Rules of Civil Procedure to consider final approval of the Settlement.

(yy)         “Summary Notice” means the Summary Notice of (I) Pendency of Class Action, Certification of Settlement Class, and Proposed Settlement; (II) Settlement Fairness Hearing; and (III) Motion for an Award of Attorneys’ Fees and Reimbursement of Litigation Expenses, substantially in the form attached hereto as Exhibit 3 to Exhibit A, to be published as set forth in the Preliminary Approval Order.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 11	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(zz)          “Taxes” means: (i) all federal, state and/or local taxes of any kind (including any interest or penalties thereon) on any income earned by the Settlement Fund; (ii) the expenses and costs incurred by Lead Counsel in connection with determining the amount of, and paying, any taxes owed by the Settlement Fund (including, without limitation, expenses of tax attorneys and accountants); and (iii) all taxes imposed on payments by the Settlement Fund, including withholding taxes.

(aaa)        “Unknown Claims” means any Released Plaintiffs’ Claims which any Plaintiff or any other Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of such claims, and any Released Defendants’ Claims which any Defendant or any other Defendants’ Releasee does not know or suspect to exist in his, her, or its favor at the time of the release of such claims, which, if known by him, her or it, might have affected his, her or its decision(s) with respect to this Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date of the Settlement, Plaintiffs and Defendants shall expressly waive, and each of the other Settlement Class Members and each of the other Defendants’ Releasees shall be deemed to have waived, and by operation of the Judgment or the Alternate Judgment, if applicable, shall have expressly waived, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to California Civil Code §1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Plaintiffs and Defendants acknowledge, and each of the other Settlement Class Members and each of the other Defendants’ Releasees shall be deemed by operation of law to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the Settlement.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 12	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

CLASS CERTIFICATION

2.            Solely for purposes of the Settlement and for no other purpose, Defendants stipulate and agree to: (a) certification of the Action as a class action pursuant to Rules 23(a) and 23(b)(3) of the Federal Rules of Civil Procedure on behalf of the Settlement Class; (b) certification of Plaintiffs as Class Representatives for the Settlement Class; and (c) appointment of Lead Counsel as Class Counsel for the Settlement Class pursuant to Rule 23(g) of the Federal Rules of Civil Procedure.

PRELIMINARY APPROVAL OF SETTLEMENT

3.            Promptly upon execution of this Stipulation, Plaintiffs will move for preliminary approval of the Settlement, certification of the Settlement Class for settlement purposes only, and the scheduling of a hearing for consideration of final approval of the Settlement, which motion shall be unopposed by Defendants. Concurrently with the motion for preliminary approval, Plaintiffs shall apply to the Court for, and Defendants shall agree to, entry of the Preliminary Approval Order, substantially in the form attached hereto as Exhibit A.

RELEASE OF CLAIMS

4.            The obligations incurred pursuant to this Stipulation are in consideration of: (i) the full and final disposition of the Action as against Defendants; and (ii) the Releases provided for herein.

5.            Pursuant to the Judgment, or the Alternate Judgment, if applicable, without further action by anyone, upon the Effective Date, Plaintiffs and each of the other Settlement Class Members, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such, shall be deemed to have, and by operation of law and of the judgment shall have, fully, finally and forever compromised, settled, released, resolved, relinquished, waived and discharged each and every Released Plaintiffs’ Claim against each of the Defendants and all of the Defendants’ Releasees, and shall forever be barred and enjoined from prosecuting any or all of the Released Plaintiffs’ Claims against any of the Defendants or Defendants’ Releasees. This release shall not apply to any Excluded Claim.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 13	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

6.            Pursuant to the Judgment, or the Alternate Judgment, if applicable, without further action by anyone, upon the Effective Date of the Settlement, Defendants, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such, shall be deemed to have, and by operation of law and of the judgment shall have, fully, finally and forever compromised, settled, released, resolved, relinquished, waived and discharged each and every Released Defendants’ Claim against Plaintiffs and the other Plaintiffs’ Releasees, and shall forever be barred and enjoined from prosecuting any or all of the Released Defendants’ Claims against any of the Plaintiffs’ Releasees. This release shall not apply to any person or entity who or which submits a request for exclusion from the Settlement Class that is accepted by the Court.

7.            Notwithstanding ¶¶ 5-6 above, nothing in the Judgment, or the Alternate Judgment, if applicable, shall bar any action by any of the Parties to enforce or effectuate the terms of this Stipulation or the Judgment, or Alternate Judgment, if applicable.

THE SETTLEMENT CONSIDERATION

8.            In consideration of the settlement of the Released Plaintiffs’ Claims against Defendants and the other Defendants’ Releasees, the Company shall pay or cause to be paid the Settlement Amount into the Escrow Account no later than fifteen (15) business days after the date of entry by the Court of an order preliminarily approving this Settlement, and Lead Counsel's provision to Thomas C. Sand of complete and accurate payment instructions, payment address, and a completed and executed W-9 form. Payment of the Settlement Amount by the Company in accordance with the terms of this Stipulation constitutes the entirety of Defendants’ and Defendants’ Releasees’ payment obligation with respect to this Stipulation, and no Individual Defendant shall have any payment obligation of any kind.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 14	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

USE OF SETTLEMENT FUND

9.            The Settlement Fund shall be used to pay: (a) any Taxes; (b) any Notice and Administration Costs; (c) any Litigation Expenses awarded by the Court; and (d) any attorneys’ fees awarded by the Court. The balance remaining in the Settlement Fund, that is, the Net Settlement Fund, shall be distributed to Authorized Claimants as provided in ¶¶ 18-29 below.

10.          Except as provided herein or pursuant to orders of the Court, the Net Settlement Fund shall remain in the Escrow Account prior to the Effective Date. All funds held by the Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned pursuant to the terms of this Stipulation and/or further order of the Court. The Escrow Agent shall invest any funds in the Escrow Account exclusively in United States Treasury Bills (or a mutual fund invested solely in such instruments) and shall collect and reinvest all interest accrued thereon, except that any residual cash balances up to the amount that is insured by the FDIC may be deposited in any account that is fully insured by the FDIC. In the event that the yield on United States Treasury Bills is negative, in lieu of purchasing such Treasury Bills, all or any portion of the funds held by the Escrow Agent may be deposited in any account that is fully insured by the FDIC or backed by the full faith and credit of the United States. Additionally, if short-term placement of the funds is necessary, all or any portion of the funds held by the Escrow Agent may be deposited in any account that is fully insured by the FDIC or backed by the full faith and credit of the United States.

11.          The Parties agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and that Lead Counsel, as administrator of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be solely responsible for filing or causing to be filed all informational and other tax returns as may be necessary or appropriate (including, without limitation, the returns described in Treasury Regulation § 1.468B-2(k)) for the Settlement Fund. Lead Counsel shall also be responsible for causing payment to be made from the Settlement Fund of any Taxes owed with respect to the Settlement Fund. The Defendants’ Releasees shall not have any liability or responsibility for any such Taxes. Upon written request, Defendants will provide to Lead Counsel the statement described in Treasury Regulation § 1.468B-3(e). Lead Counsel, as administrator of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall timely make such elections as are necessary or advisable to carry out this paragraph, including, as necessary, making a “relation back election,” as described in Treasury Regulation § 1.468B-1(j), to cause the Qualified Settlement Fund to come into existence at the earliest allowable date, and shall take or cause to be taken all actions as may be necessary or appropriate in connection therewith.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 15	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

12.          All Taxes shall be paid out of the Settlement Fund, and shall be timely paid by the Escrow Agent pursuant to the disbursement instructions to be set forth in the Escrow Agreement, and without further order of the Court. Any tax returns prepared for the Settlement Fund (as well as the election set forth therein) shall be consistent with the previous paragraph and in all events shall reflect that all Taxes on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided herein. The Defendants’ Releasees shall have no responsibility or liability for the acts or omissions of Lead Counsel or its agents with respect to the payment of Taxes, as described herein.

13.           The Settlement is not a claims-made settlement. Upon the occurrence of the Effective Date, no Defendant, Defendants’ Releasee, or any other person or entity who or which paid any portion of the Settlement Amount shall have any right to the return of the Settlement Fund or any portion thereof for any reason whatsoever, including without limitation, the number of Claim Forms submitted, the collective amount of Recognized Claims of Authorized Claimants, the percentage of recovery of losses, or the amounts to be paid to Authorized Claimants from the Net Settlement Fund.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 16	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

14.          Notwithstanding the fact that the Effective Date of the Settlement has not yet occurred, Lead Counsel may pay from the Settlement Fund, without further approval from Defendants or further order of the Court, all Notice and Administration Costs actually incurred and paid or payable. Such costs and expenses shall include, without limitation, the actual costs of printing and mailing the Notice, publishing the Summary Notice, reimbursements to nominee owners for forwarding the Notice to their beneficial owners, the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice, administering the Settlement (including processing the submitted Claims), and the fees, if any, of the Escrow Agent. In the event that the Settlement is terminated pursuant to the terms of this Stipulation, all Notice and Administration Costs paid or incurred, including any related fees, shall not be returned or repaid to Defendants, any of the other Defendants’ Releasees, or any other person or entity who or which paid any portion of the Settlement Amount.

ATTORNEYS’ FEES AND litigation EXPENSES

15.          Lead Counsel will apply to the Court for a collective award of attorneys’ fees to Plaintiffs’ Counsel to be paid from (and out of) the Settlement Fund. Lead Counsel also will apply to the Court for reimbursement of Litigation Expenses, which may include a request for reimbursement of Plaintiffs’ costs and expenses directly related to their representation of the Settlement Class, to be paid from (and out of) the Settlement Fund. Lead Counsel’s application for an award of attorneys’ fees and/or Litigation Expenses is not the subject of any agreement between Defendants and Plaintiffs other than what is set forth in this Stipulation.

16.          Any attorneys’ fees and Litigation Expenses that are awarded by the Court shall be paid to Lead Counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to Lead Counsel’s obligation to make appropriate refunds or repayments to the Settlement Fund, plus accrued interest at the same net rate as is earned by the Settlement Fund, if the Settlement is terminated pursuant to the terms of this Stipulation or if, as a result of any appeal or further proceedings on remand, or successful collateral attack, the award of attorneys’ fees and/or Litigation Expenses is reduced or reversed and such order reducing or reversing the award has become Final. Lead Counsel shall make the appropriate refund or repayment in full no later than thirty (30) days after: (a) receiving from Defendants’ Counsel notice of the termination of the Settlement; or (b) any order reducing or reversing the award of attorneys’ fees and/or Litigation Expenses has become Final. An award of attorneys’ fees and/or Litigation Expenses is not a necessary term of this Stipulation and is not a condition of the Settlement embodied herein. Neither Plaintiffs nor Lead Counsel may cancel or terminate the Settlement based on this Court’s or any appellate court’s ruling with respect to attorneys’ fees and/or Litigation Expenses.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 17	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

17.          Lead Counsel shall allocate the attorneys’ fees awarded amongst Plaintiffs’ Counsel in a manner which it, in good faith, believes reflects the contributions of such counsel to the institution, prosecution and settlement of the Action. Defendants’ Releasees shall have no responsibility for or liability whatsoever with respect to the allocation or award of attorneys’ fees or Litigation Expenses. The attorneys’ fees and Litigation Expenses that are awarded to Plaintiffs’ Counsel shall be payable solely from the Escrow Account.

NOTICE AND SETTLEMENT ADMINISTRATION

18.          As part of the Preliminary Approval Order, Plaintiffs shall seek appointment of a Claims Administrator. The Claims Administrator shall administer the Settlement, including but not limited to the process of receiving, reviewing and approving or denying Claims, under Lead Counsel’s supervision and subject to the jurisdiction of the Court. Other than Barrett’s obligation to provide its securities holders records as provided in ¶ 19 below, none of the Defendants, nor any other Defendants’ Releasees, shall have any involvement in or any responsibility, authority or liability whatsoever for the selection of the Claims Administrator, the Plan of Allocation, the administration of the Settlement, the Claims process, or disbursement of the Net Settlement Fund, and shall have no liability whatsoever to any person or entity, including, but not limited to, Plaintiffs, any other Settlement Class Members or Plaintiffs’ Counsel in connection with the foregoing. Defendants’ Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 18	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

19.          In accordance with the terms of the Preliminary Approval Order to be entered by the Court, Lead Counsel shall cause the Claims Administrator to mail the Notice and Proof of Claim Form to those members of the Settlement Class as may be identified through reasonable effort. Lead Counsel shall also cause the Claims Administrator to have the Summary Notice published in accordance with the terms of the Preliminary Approval Order to be entered by the Court. For the purposes of identifying and providing notice to the Settlement Class, within five (5) business days of the date of entry of the Preliminary Approval Order, Barrett shall provide or cause to be provided to the Claims Administrator in electronic format (at no cost to the Settlement Fund, Lead Counsel or the Claims Administrator) its security lists (consisting of names and addresses) of the holders of Barrett common stock during the Settlement Class Period.

20.          The Claims Administrator shall receive Claims and determine first, whether the Claim is a valid Claim, in whole or part, and second, each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s Recognized Claim compared to the total Recognized Claims of all Authorized Claimants (as set forth in the Plan of Allocation set forth in the Notice attached hereto as Exhibit 1 to Exhibit A, or in such other plan of allocation as the Court approves).

21.          The Plan of Allocation proposed in the Notice is not a necessary term of the Settlement or of this Stipulation and it is not a condition of the Settlement or of this Stipulation that any particular plan of allocation be approved by the Court. Plaintiffs and Lead Counsel may not cancel or terminate the Settlement (or this Stipulation) based on this Court’s or any appellate court’s ruling with respect to the Plan of Allocation or any other plan of allocation in this Action. Defendants and the other Defendants’ Releasees shall not object in any way to the Plan of Allocation or any other plan of allocation in this Action. No Defendant, or any other Defendants’ Releasees, shall have any involvement with or liability, obligation or responsibility whatsoever for the application of the Court-approved plan of allocation.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 19	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

22.         Any Settlement Class Member who does not submit a valid Claim Form will not be entitled to receive any distribution from the Net Settlement Fund, but will otherwise be bound by all of the terms of this Stipulation and Settlement, including the terms of the Judgment or the Alternate Judgment, if applicable, to be entered in the Action, and the releases provided for herein and therein, and will be permanently barred and enjoined from bringing any action, claim, or other proceeding of any kind against the Defendants’ Releasees with respect to the Released Plaintiffs’ Claims in the event that the Effective Date occurs with respect to the Settlement.

23.         Lead Counsel shall be responsible for supervising the administration of the Settlement and the disbursement of the Net Settlement Fund subject to Court approval. No Defendant, or any other Defendants’ Releasees, shall be permitted to review, contest or object to any Claim Form, or any decision of the Claims Administrator or Lead Counsel with respect to accepting or rejecting any Claim for payment by a Settlement Class Member. Lead Counsel shall have the right, but not the obligation, to waive what it deems to be formal or technical defects in any Claim Forms submitted in the interests of achieving substantial justice.

24.         For purposes of determining the extent, if any, to which a Settlement Class Member shall be entitled to be treated as an Authorized Claimant, the following conditions shall apply:

(a)          Each Settlement Class Member shall be required to submit a Claim Form, substantially in the form attached hereto as Exhibit 2 to Exhibit A, supported by such documents as are designated therein, including proof of the Claimant’s loss, or such other documents or proof as the Claims Administrator or Lead Counsel, in their discretion, may deem acceptable;

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 20	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(b)          All Claim Forms must be submitted by the date set by the Court in the Preliminary Approval Order and specified in the Notice. Any Settlement Class Member who fails to submit a Claim Form by such date shall be forever barred from receiving any distribution from the Net Settlement Fund or payment pursuant to this Stipulation (unless by Order of the Court such Settlement Class Member’s Claim Form is accepted), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment or Alternate Judgment, if applicable, and the Releases provided for herein and therein, and will be permanently barred and enjoined from bringing any action, claim or other proceeding of any kind against any Defendants’ Releasees with respect to any Released Plaintiffs’ Claim. Provided that it is mailed by the claim-submission deadline, a Claim Form shall be deemed to be submitted when postmarked, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Claim Form shall be deemed to have been submitted on the date when actually received by the Claims Administrator;

(c)          Each Claim Form shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation and the plan of allocation the extent, if any, to which each Claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below as necessary;

(d)          Claim Forms that do not meet the submission requirements may be rejected. Prior to rejecting a Claim in whole or in part, the Claims Administrator shall communicate with the Claimant in writing, to give the Claimant the opportunity to remedy any curable deficiencies in the Claim Form submitted. The Claims Administrator shall notify, in a timely fashion and in writing, each Claimant whose Claim the Claims Administrator proposes to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose Claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below; and

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 21	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(e)          If any Claimant whose Claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator, in writing, a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a Claim cannot be otherwise resolved, Lead Counsel shall thereafter present the request for review to the Court.

25.         Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s Claim, and the Claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure; provided, however, that such investigation and discovery shall be limited to that Claimant’s status as a Settlement Class Member and the validity and amount of the Claimant’s Claim. No discovery shall be allowed on the merits of this Action or of the Settlement in connection with the processing of Claim Forms.

26.         Lead Counsel will apply to the Court, on notice to Defendants’ Counsel, for a Class Distribution Order: (a) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the Claims submitted; (b) approving payment of any administration fees and expenses associated with the administration of the Settlement from the Escrow Account; and (c) if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants from the Escrow Account.

27.         Payment pursuant to the Class Distribution Order shall be final and conclusive against all Settlement Class Members. All Settlement Class Members whose Claims are not approved by the Court for payment shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment or Alternate Judgment, if applicable, to be entered in this Action and the Releases provided for herein and therein, and will be permanently barred and enjoined from bringing any action against any and all Defendants’ Releasees with respect to any and all of the Released Plaintiffs’ Claims.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 22	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

28.         No person or entity shall have any claim against Plaintiffs, Plaintiffs’ Counsel, the Claims Administrator or any other agent designated by Plaintiffs’ Counsel, or the Defendants’ Releasees and/or their respective counsel, arising from distributions made substantially in accordance with the Stipulation, the plan of allocation approved by the Court, or any order of the Court. Plaintiffs and Defendants, and their respective counsel, and Plaintiffs’ damages expert and all Releasees shall have no liability whatsoever for the investment or distribution of the Settlement Fund or the Net Settlement Fund, the plan of allocation, or the determination, administration, calculation, or payment of any claim or nonperformance of the Claims Administrator, the payment or withholding of taxes (including interest and penalties) owed by the Settlement Fund, or any losses incurred in connection therewith.

29.         All proceedings with respect to the administration, processing and determination of Claims and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of Claims, shall be subject to the jurisdiction of the Court. All Settlement Class Members and Parties to this Settlement expressly waive trial by jury (to the extent any such right may exist) and any right of appeal or review with respect to such determinations.

TERMS OF THE JUDGMENT

30.         If the Settlement contemplated by this Stipulation is approved by the Court, Lead Counsel and Defendants’ Counsel shall request that the Court enter a Judgment, substantially in the form attached hereto as Exhibit B.

CONDITIONS OF SETTLEMENT AND EFFECT OF
DISAPPROVAL, CANCELLATION OR TERMINATION

31.         The Effective Date of the Settlement shall be deemed to occur on the occurrence or waiver of all of the following events:

(a)          the Court has entered the Preliminary Approval Order, substantially in the form set forth in Exhibit A attached hereto, as required by ¶ 3 above;

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 23	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(b)          the Settlement Amount has been deposited into the Escrow Account in accordance with the provisions of ¶ 8 above;

(c)          Defendants have not exercised their option to terminate the Settlement pursuant to the provisions of this Stipulation;

(d)          Plaintiffs have not exercised their option to terminate the Settlement pursuant to the provisions of this Stipulation; and

(e)          the Court has approved the Settlement as described herein, following notice to the Settlement Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure, and entered the Judgment and the Judgment has become Final, or the Court has entered an Alternate Judgment and none of the Parties seek to terminate the Settlement and the Alternate Judgment has become Final.

32.         Upon the Effective Date, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished and the Releases herein shall be effective.

33.         If (i) Defendants exercise their right to terminate the Settlement as provided in this Stipulation; (ii) Plaintiffs exercise their right to terminate the Settlement as provided in this Stipulation; (iii) the Court disapproves the Settlement; or (iv) the Effective Date as to the Settlement otherwise fails to occur, then:

(a)          The Settlement and the relevant portions of this Stipulation shall be canceled and terminated.

(b)          Plaintiffs and Defendants shall revert to their respective positions in the Action as of September 2, 2016.

(c)          The terms and provisions of this Stipulation, with the exception of this ¶ 33 and ¶¶ 14, 16, 36 and 56, shall have no further force and effect with respect to the Parties and shall not be used in the Action or in any other proceeding for any purpose, and any Judgment, or Alternate Judgment, if applicable, or order entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated, nunc pro tunc.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 24	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(d)          Within five (5) business days after joint written notification of termination is sent by Defendants’ Counsel and Lead Counsel to the Escrow Agent, the Settlement Fund (including accrued interest thereon and any funds received by Lead Counsel consistent with ¶ 16 above), less any Notice and Administration Costs actually incurred, paid or payable and less any Taxes paid, due or owing shall be refunded by the Escrow Agent to Defendants (or such other persons or entities as Defendants may direct). In the event that the funds received by Lead Counsel consistent with ¶ 16 above have not been refunded to the Settlement Fund within the five (5) business days specified in this paragraph, those funds shall be refunded by the Escrow Agent to Defendants (or such other persons or entities as Defendants may direct) immediately upon their deposit into the Escrow Account consistent with ¶ 16 above.

34.         It is further stipulated and agreed that Plaintiffs, provided they unanimously agree, and Defendants, provided they unanimously agree, shall each have the right to terminate the Settlement and this Stipulation, by providing written notice of their election to do so (“Termination Notice”) to the other Parties to this Stipulation within thirty (30) days of: (a) the Court’s final refusal to enter the Preliminary Approval Order in any material respect; (b) the Court’s final refusal to approve the Settlement or any material part thereof; (c) the Court’s final refusal to enter the Judgment in any material respect as to the Settlement; (d) the date upon which the Judgment is modified or reversed in any material respect by the United States Court of Appeals for the Ninth Circuit or the United States Supreme Court; or (e) the date upon which an Alternate Judgment is modified or reversed in any material respect by the United States Court of Appeals for the Ninth Circuit or the United States Supreme Court, and the provisions of ¶ 33 above shall apply. However, any decision or proceeding, whether in this Court or any appellate court, with respect to an application for attorneys’ fees or reimbursement of Litigation Expenses or with respect to any plan of allocation shall not be considered material to the Settlement, shall not affect the finality of any Judgment or Alternate Judgment, if applicable, and shall not be grounds for termination of the Settlement.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 25	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

35.         In addition to the grounds set forth in ¶ 34 above, Barrett shall have the option to terminate the Settlement in the event that Settlement Class Members requesting exclusion from the Settlement Class meet the conditions set forth in its confidential supplemental agreement with Plaintiffs (the "Supplemental Agreement"), in accordance with the terms of that agreement. The Supplemental Agreement, which is being executed concurrently herewith, shall not be filed with the Court and its terms shall not be disclosed in any other manner (other than the statements herein and in the Settlement Notice, to the extent necessary, or as otherwise provided in the Supplemental Agreement) unless and until the Court otherwise directs. If any dispute arises between Plaintiffs and Barrett concerning the Supplemental Agreement’s interpretation or application, all such disputes shall be resolved by Jed Melnick, Esq. If submission of the Supplemental Agreement is ordered by the Court, the applicable Parties will undertake to have the Supplemental Agreement submitted to the Court in camera.

NO ADMISSION OF WRONGDOING

36.         Neither this Stipulation (whether or not consummated), including the exhibits hereto and the Plan of Allocation contained therein (or any other plan of allocation that may be approved by the Court), the negotiations leading to the execution of this Stipulation, nor any proceedings taken pursuant to or in connection with this Stipulation and/or approval of the Settlement (including any arguments proffered in connection therewith):

(a)          shall be offered against any of the Defendants’ Releasees as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission by any of the Defendants’ Releasees with respect to the truth of any fact alleged by Plaintiffs or the validity of any claim that was or could have been asserted or the deficiency of any defense that has been or could have been asserted in this Action or in any other litigation, or of any liability, negligence, fault, or other wrongdoing of any kind of any of the Defendants’ Releasees or in any way referred to for any other reason as against any of the Defendants’ Releasees, in any civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation;

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 26	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

(b)          shall be offered against any of the Plaintiffs’ Releasees, as evidence of, or construed as, or deemed to be evidence of any presumption, concession or admission by any of the Plaintiffs’ Releasees that any of their claims are without merit, that any of the Defendants’ Releasees had meritorious defenses, or that damages recoverable under the Complaint would not have exceeded the Settlement Amount or with respect to any liability, negligence, fault or wrongdoing of any kind, or in any way referred to for any other reason as against any of the Plaintiffs’ Releasees, in any civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; or

(c)          shall be construed against any of the Releasees as an admission, concession, or presumption that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial;

provided, however, that if this Stipulation is approved by the Court, the Parties and the Releasees and their respective counsel may refer to it to effectuate the protections from liability granted hereunder or otherwise to enforce the terms of the Settlement.

MISCELLANEOUS PROVISIONS

37.         All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein. Notwithstanding the foregoing, in the event that there exists a conflict or inconsistency between the terms of this Stipulation and the terms of any exhibit attached hereto, the terms of the Stipulation shall prevail.

38.         Defendants warrant that, as to the payments made or to be made by or on behalf of them, at the time of entering into this Stipulation and at the time of such payment they, or to their knowledge any persons or entities contributing to the payment of the Settlement Amount, were not insolvent, and the payment required to be made by or on behalf of them will not render them insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof. This representation is made by each of the Defendants and not by their counsel.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 27	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

39.         In the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Settlement Fund or any portion thereof by or on behalf of Defendants to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited into the Settlement Fund by others, then, at the election of Plaintiffs, Plaintiffs and Defendants shall jointly move the Court to vacate and set aside the Releases given and the Judgment or Alternate Judgment, if applicable, entered in favor of Defendants and the other Releasees pursuant to this Stipulation, in which event the Releases and Judgment, or Alternate Judgment, if applicable, shall be null and void, and the Parties shall be restored to their respective positions in the litigation as provided in ¶ 33 above and any cash amounts in the Settlement Fund (less any Taxes paid, due or owing with respect to the Settlement Fund and less any Notice and Administration Costs actually incurred, paid or payable) shall be returned as provided in ¶ 33.

40.         The Parties intend this Stipulation and the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by Plaintiffs and any other Settlement Class Members against the Defendants and Defendants’ Releasees with respect to the Released Plaintiffs’ Claims. Accordingly, Plaintiffs and their counsel and Defendants and their counsel agree not to assert in any forum that this Action was brought by Plaintiffs or defended by Defendants in bad faith or without a reasonable basis. No Party shall assert any claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the institution, prosecution, defense, or settlement of this Action. The Parties agree that the amounts paid and the other terms of the Settlement were negotiated at arm’s-length and in good faith by the Parties, including through a mediation process supervised and conducted by Jed Melnick, Esq., and reflect the Settlement that was reached voluntarily after extensive negotiations and consultation with experienced legal counsel, who were fully competent to assess the strengths and weaknesses of their respective clients’ claims or defenses.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 28	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

41.         While retaining their right to deny that the claims asserted in the Action were meritorious, Defendants and their counsel, in any statement made to any media representative (whether or not for attribution) will not assert that the Action was commenced or prosecuted in bad faith, nor will they deny that the Action was commenced and prosecuted in good faith and is being settled voluntarily after consultation with competent legal counsel. In all events, Plaintiffs and their counsel and Defendants and their counsel shall not (a) make any accusations of wrongful or actionable conduct by either Party concerning the prosecution, defense, and resolution of the Action, (b) otherwise suggest that the Settlement constitutes an admission of any claim or defense alleged, or (c) make any statement that is inconsistent with the provisions Clause M of the Recitals, which was separately bargained for and is a key element of the Settlement for each of the Defendants.

42.         The terms of the Settlement, as reflected in this Stipulation, may not be modified or amended, nor may any of its provisions be waived, except by a writing signed on behalf of both Lead Plaintiff and Defendants (or their successors-in-interest).

43.         The headings herein are used for the purpose of convenience only and are not meant to have legal effect. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The obligations of the Company and each Individual Defendant under this Stipulation are several and not joint.

44.         The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and Litigation Expenses to Plaintiffs’ Counsel and enforcing the terms of this Stipulation, including the Plan of Allocation (or such other plan of allocation as may be approved by the Court) and the distribution of the Net Settlement Fund to Settlement Class Members.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 29	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

45.         The waiver by one Party of any breach of this Stipulation by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

46.         This Stipulation and its exhibits and documents referenced herein constitute the entire agreement among Plaintiffs and Defendants concerning the Settlement and this Stipulation and its exhibits. All Parties acknowledge that no other agreements, representations, warranties, or inducements have been made by any Party hereto concerning this Stipulation or its exhibits other than those contained and memorialized in such documents.

47.         This Stipulation may be executed in one or more counterparts, including by signature transmitted via facsimile, or by a .pdf/.tif image of the signature transmitted via email. All executed counterparts and each of them shall be deemed to be one and the same instrument.

48.         This Stipulation shall be binding upon and inure to the benefit of the successors and assigns of the Parties, including any and all Releasees and any corporation, partnership, or other entity into or with which any Party hereto may merge, consolidate or reorganize.

49.         The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of Washington without regard to conflicts of laws, except to the extent that federal law requires that federal law govern.

50.         Any action arising under or to enforce this Stipulation or any portion thereof, shall be commenced and maintained only in the Court.

51.         This Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between the Parties and all Parties have contributed substantially and materially to the preparation of this Stipulation.

52.         All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related Settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 30	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

53.         Lead Counsel and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Approval Order and the Settlement, as embodied in this Stipulation, and to use best efforts to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

54.         If any Party is required to give notice to another Party under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery or facsimile or email transmission, with confirmation of receipt. Notice shall be provided to the following representatives of the Parties:

If Plaintiffs or Lead Counsel:	Bernstein Litowitz Berger & Grossmann LLP
Attn: Timothy DeLange, Esq.
Niki L. Mendoza, Esq.
12481 High Bluff Drive, Suite 300
San Diego, CA 92130
Telephone: (858) 793-0070
Email: TimothyD@blbglaw.com
NikiM@blbglaw.com

If to Defendants:	Miller Nash Graham & Dunn LLP
Attn: Thomas C. Sand, Esq.
U.S. Bancorp Tower
111 S.W. Fifth Avenue, Suite 3400
Portland, OR 97204
Telephone: (503) 224-5858
Email: tom.sand@millernash.com

55.         Except as otherwise provided herein, each Party shall bear its own costs.

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 31	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

56.         Whether or not the Stipulation is approved by the Court and whether or not the Stipulation is consummated, or the Effective Date occurs, the Parties and their counsel shall use their best efforts to keep all negotiations, discussions, acts performed, agreements, drafts, documents signed and proceedings in connection with the Stipulation confidential.

57.         All agreements made and orders entered during the course of this Action relating to the confidentiality of information shall survive this Settlement.

58.         No opinion or advice concerning the tax consequences of the proposed Settlement to individual Settlement Class Members is being given or will be given by the Parties or their counsel; nor is any representation or warranty in this regard made by virtue of this Stipulation. Each Settlement Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Settlement Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Settlement Class Member.

IN WITNESS WHEREOF, the Parties hereto have caused this Stipulation to be executed, by their duly authorized attorneys, as of October 26, 2016.

BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP

By:	/s/ Timothy A. DeLange
Timothy A. DeLange
12481 High Bluff Drive, Suite 300
San Diego, CA 92130
Tel: (858) 793-0070

Lead Counsel for Lead Plaintiff and the Settlement Class

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 32	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP
Gregory M. Nespole
270 Madison Avenue
New York, NY 10016
Tel: (212) 545-4600

Counsel for Named Plaintiff Bakers Local No. 433 Pension Fund

BYRNES KELLER CROMWELL LLP
Bradley S. Keller, WSBA No. 10665
1000 Second Avenue, 38th Floor
Seattle, WA 98104
Tel: (206) 622-2000

Liaison Counsel for Lead Plaintiff Painters & Allied Trades District Council No. 35 Pension and Annuity Funds

MILLER NASH GRAHAM & DUNN LLP

By:	/s/ Thomas C. Sand
Thomas C. Sand, WSBA No. 44329
111 S.W. Fifth Avenue, Suite 3400
Portland, OR 97204
Tel: (503) 224-5858

Attorneys for Defendant Barrett Business Services, Inc.

COVINGTON & BURLING LLP

By:	/s/ W. Douglas Sprague
W. Douglas Sprague
One Front Street
San Francisco, CA 94111-5356
Tel: (415) 591-7097

GROFF MURPHY PLLC
Marisa M. Bavand, WSBA No. 27929
300 E. Pine Street
Seattle, WA 98122-2029
Tel: (206) 628-9500

Attorneys for Defendant Michael L. Elich

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 33	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522

JANET HOFFMAN & ASSOCIATES LLC

By:	/s/ Janet Lee Hoffman
Janet Lee Hoffman
1000 S.W. Broadway, Suite 1500
Portland, OR 97205
Tel: (503) 222-1125

HILLIS CLARK MARTIN & PETERSON P.S.
Eric D. Lansverk, WSBA No. 17218
999 Third Avenue, Suite 4600
Seattle, WA 98104
Tel: (206) 623-1745

Attorneys for Defendant James D. Miller

STIPULATION AND AGREEMENT OF SETTLEMENT (Case No. 14-CV-5884-BHS) - 34	LAW OFFICES OF Byrnes Keller Cromwell llp 1000 second Avenue, 38th floor SEATTLE, WASHINGTON 98104 TELEPHONE: (206) 622-2000 FACSIMILE: (206) 622-2522